                                                                    EXHIBIT 10.9

                       CHICAGO TITLE AND TRUST COMPANY
             171 NORTH CLARK STREET, CHICAGO, ILLINOIS 60601-3294




January 20, 1997



Mr. Michael Keller
1816 80th Street
Des Moines, IA 50322



Dear Mike:

Pursuant to our conversations, I am pleased to confirm the following in respect of your decision to accept employment with Chicago Title and Trust Company:

        Your initial base salary will be $225,000. Your base salary will be subject to review in keeping with other senior officers of the company.

        You will participate in the Annual Incentive Plan which offers you a maximum opportunity of 80% of your base pay. The general target in the Annual Incentive Plan is one-half of the maximum (40% of base pay), but more realistically, you could expect 50% of base pay on average over time if we perform to reasonable expectations.

        You will participate in the Executive Section of the Long Term Incentive plan of 1995 (the year the Plan was effective). This is a long term unit plan wherein units are granted and run for four years. Over the period of their lives, they gain value according to the terms and formula of the Plan. The units are granted to executives and managers every other year. Our proposal to you includes a grant in each of the two current cycles of the Plan.

        1. A grant of 750 units in the 1995 cycle. These units will pay out in early 1999, following the close of the books for 1998; and are expected to have a value of $222/unit, assuming we meet financial targets for the next two years. This projects a payment to you of $166,500 in early 1999.

        2. A grant of 1500 units in the 1997 cycle. These units will pay out in early 2001, following the close of the books for 2000; and are estimated to have a value of $440/unit. However, since we are at the beginning of that cycle, we have used a value of $350/unit in constructing this offer. Any improvement above the $350/unit value which we have assumed will, obviously be to your benefit. Our assumption projects a payment to you of $525,000 in early 2001. You will be eligible to participate in the full range of benefits which is offered to our employees, including medical/dental, life and accident insurance, short and long term disability, savings and profit sharing, retirement plans and flexible spending accounts. Supplemental Executive Salary Continuation and non-qualified retirement plans are also made available to executives such as yourself. More detail on these will be provided shortly.

While your election will take place at the actual meeting, the action has been confirmed by Executive Committee of the Board of Directors. I will contact you as soon as the election occurs and look forward to a productive partnership.



Sincerely,


/s/ John Rau

JR:dj